Exhibit 99.1

For More Information:
Public Relations	Investor Relations
Randy Wambold	Timothy Dolan
CHEN PR, Inc	ICR
781-672-3119	617-956-6727
rwambold@chenpr.com	tdolan@icrinc.com

PHASE FORWARD ANNOUNCES UNITED STATES DEPARTMENT OF JUSTICE CLEARANCE

Waltham, Mass. — August 6, 2010 — Phase Forward Incorporated (NASDAQ: PFWD), a leading provider of data management solutions for clinical trials and drug safety, announced that the United States Department of Justice has closed its investigation of the proposed acquisition of Phase Forward by Oracle Corporation (the “Merger”), and that the waiting period under the Hard-Scott-Rodino Antitrust Improvements Act of 1976 regarding the Merger has been terminated. Completion of the proposed merger remains subject to the satisfaction or waiver of the other closing conditions specified in the merger agreement.

About Phase Forward

Phase Forward is a leading provider of integrated data management solutions for clinical trials and drug safety. Phase Forward’s products and services have been utilized in over 10,000 clinical trials involving more than 1,000,000 clinical trial study participants at over 300 organizations and regulatory agencies worldwide including: AstraZeneca, Boston Scientific, Dana-Farber Cancer Institute, Eli Lilly, the U.S. Food and Drug Administration, GlaxoSmithKline, Harvard Clinical Research Institute, Merck Serono, Novartis, Novo Nordisk, PAREXEL International, Procter & Gamble, Quintiles, sanofi-aventis, Schering-Plough Research Institute, Servier, SGS, Tibotec and the U.K. Medicines and Healthcare Products Regulatory Agency. Additional information about Phase Forward is available at www.phaseforward.com.

Safe Harbor for Forward Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involved certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including, but not limited to, the ability to complete the merger in light of the various closing conditions; the impact of the announcement or the closing of the merger on Phase Forward’s relationships with its employees, existing customers or potential future customers; the ability of Oracle to successfully integrate Phase Forward’s operations and employees; the ability to realize anticipated synergies and costs savings of the proposed merger; and such other risks detailed in the Phase Forward’s Annual Report on Form 10-K filed with the SEC on February 26, 2010 and other reports filed with the SEC.